Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amended Registration Statement on Form F-1 of our report dated 19 September 2017, except for Note 32 to the consolidated financial statements, as to which the date is 13 November 2017, relating to the consolidated financial statements of TFI TAB Gıda Yatırımları A.Ş. and financial statement schedule appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ DRT BAĞIMSIZ DENETİM VE SERBEST MUHASEBECİ MALİ MÜŞAVİRLİK A.Ş.

Member of DELOITTE TOUCHE TOHMATSU LIMITED

Istanbul, Turkey

26 January 2018